Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
Lori Gustafson (“Executive”) and MVW Services Corporation (“Company”) hereby enter into this Separation Agreement and General Release of Claims (“Agreement”) and agree as follows:
1.Termination of Employment. Executive’s employment with the Company will terminate effective 11:59 p.m. on July 31, 2026 (the “Termination Date”). After the Termination Date, Executive will not be entitled to any compensation and/or benefits from the Company except as described in this Agreement or in the case of equity awards, as provided in the applicable award agreement for each grant. Executive agrees that, other than Executive’s final paycheck, any accrued unused paid time off and/or vacation, and the Separation Benefits described in this Agreement, Executive has been paid all remuneration owed to Executive as a result of Executive’s employment with the Company, including, but not limited to, all accrued salary, wages, stock and stock options, business expenses, termination benefits, commissions, or any other compensation to which Executive is entitled under applicable law, contract, or Company policy. As of the Termination Date, Executive shall be deemed to have resigned from all other positions, if any, held with respect to Marriott Vacations Worldwide Corporation, the Company and their affiliates as of the Termination Date, including but not limited to any position held by Executive as an officer, manager, or director of Marriott Vacations Worldwide Corporation, the Company or any of their affiliates.
2.Separation Benefits. In consideration of Executive’s timely execution and non-revocation of this Agreement in the time period set forth in Paragraph 7 of this Agreement, and Executive’s undertakings set forth herein, the Company will provide Executive with the following benefits (the “Separation Benefits”), provided that the Separation Benefits described in clause (a) of this Paragraph shall be treated as accrued benefits (the “Accrued Benefits”) and shall not be subject to Executive’s execution of this Agreement or any separate release agreement:
(a)Payment in a lump sum of all accrued base salary as of the Termination Date, to the extent not theretofore paid to Executive as of the Termination Date.
(b)In consideration of Executive’s agreement to the Non-Competition Requirements contained in Paragraph 24, Executive will also be entitled to:
i.Payment of One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000), which represents an amount equal to 1.5 times the sum of Executive’s 2026 base salary plus 2026 target bonus, less applicable tax withholdings and deductions, paid in a lump sum on the first regular payroll date that occurs on or after the thirtieth (30th) day following the Termination Date.

ii.A lump sum payment in an amount equal to the full amount of aggregate COBRA (Consolidated Omnibus Budget Reconciliation Act) premiums that Executive would be required to pay to continue Executive’s group medical coverage in effect on the Termination Date for a period of eighteen (18) months (“COBRA Payment”). For the avoidance of doubt, the COBRA Payment may be used for any purpose, including but not limited to, continuation coverage under COBRA (following the Termination Date), and will be subject to all applicable tax withholdings and deductions.
(c)In consideration of Executive’s agreement to the Non-Competition Requirements contained in Paragraph 24, and without regard to any provisions in the Marriott Vacations Worldwide Corporation (MVW) 2020 Equity Incentive Plan or the applicable award agreements to the contrary, Executive will also be entitled to an extension of the post-termination exercise period for Executive's vested SARs at 9,590 shares held as of the Termination Date, from ninety (90) days to the shorter of (i) five (5) years or (ii) the remainder of the original term of the SARs, while the remaining outstanding and unvested SARs will be forfeited.
(d)In consideration of Executive’s agreement to the Non-Competition Requirements contained in Paragraph 24, Executive will also be entitled to receive an additional lump sum payment equal to 1.5 times the positive difference, if any, between (i) the actual annual bonus Executive could have earned for the 2026 performance year, as determined under the Company’s annual bonus plan and based on actual Company performance for the year, and (ii) Executive’s 2026 target bonus amount (the “Bonus True-Up Payment”). The Bonus True-Up Payment, less applicable tax withholdings and deductions, will be paid at the same time that 2026 annual bonuses are paid to similarly situated active employees of the Company, which the Company currently expects to occur on or about March 1, 2027.
(e)In consideration of Executive’s agreement to the Non-Competition Requirements contained in Paragraph 24, the Company will provide Executive with executive-level outplacement assistance services through an outplacement services provider selected and paid for by the Company (the “Outplacement Benefit”). Executive must commence use of the Outplacement Benefit within sixty (60) days following the Termination Date, after which the Outplacement Benefit will expire and no longer be available to Executive.
(f)In consideration of Executive’s agreement to the Non-Competition Requirements contained in Paragraph 24, for a period of five (5) years following the Termination Date, Executive will be eligible for one (1) complimentary seven (7)-night stay per calendar year at a Marriott Vacations Worldwide resort property, with each such stay to be taken at a different Marriott Vacations Worldwide resort property (i.e., no property may be used more than once during such five (5)-year period), subject to availability (the “Annual Resort Stay Benefit”). The Annual
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Resort Stay Benefit may not be used during designated holiday periods, peak occupancy seasons, or other blackout dates established by the Company.
Executive will not be entitled to any of the Separation Benefits until after the expiration of the Revocation Period set forth in Paragraph 7 of this Agreement, without Executive revoking Executive’s acceptance of this Agreement. Executive’s entitlement to the Separation Benefits is further conditioned upon (i) Executive’s continuing compliance with this Agreement; (ii) Executive’s continuing compliance with any lawful and valid confidentiality, non-disclosure, non-competition, non-solicitation, intellectual property, dispute resolution, or similar agreement pertaining to Executive’s employment with the Company or its affiliates to which Executive is subject, subject in each case to the terms of this Agreement; and (iii) Executive’s payment in full of any outstanding debts, arrearages, wage advancements, overpayments, and personal expense balances, including but not limited to any and all charges, interest, and delinquency fees, on Executive’s corporate credit card (if any) within thirty (30) days of receiving the final credit card statement. To the extent Executive has not repaid in full any outstanding debts, arrearages, wage advancements, overpayments, or personal expense balances on Executive’s corporate credit card as of the Termination Date, Executive agrees and consents to the Company deducting the full amount owed from the Separation Benefits.
3.General Release, Claims Not Released and Related Provisions.
(a)General Release by Executive. In exchange for the Separation Benefits and other agreements provided for in this Agreement, Executive, on behalf of Executive and Executive’s heirs, dependents, beneficiaries, executors, administrators, representatives, successors, and assigns, hereby irrevocably, fully, and unconditionally releases and discharges the Company and its affiliates, parent companies, subsidiaries, joint venturers, divisions, and related entities, owners of properties managed by the Company or its affiliates, and each of their respective predecessors, successors, and assigns, and current, future, and former officers, directors, members, managers, employees, associates, agents, shareholders, benefit plans and programs, plan administrators, insurers, and attorneys (each in their individual and corporate capacities) (collectively, the “Releasees”), from any and all claims, actions, suits, damages, controversies, causes of actions, cross-claims, demands, debts, damages, complaints, and grievances of any nature whatsoever, whether in law or in equity, both past and present, whether known or unknown or suspected, or claims against the Company or any of the Releasees which Executive or any of Executive’s heirs, dependents, beneficiaries, executors, administrators, representatives, successors, or assigns may have (“Claims”), including those arising prior to and through the date of Executive’s signing of this Agreement, including, without limitation:
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i.Any and all Claims arising directly or indirectly out of any aspect of Executive’s hiring or employment with the Company or any Releasees, or the termination of such employment or services;
ii.Any and all Claims Executive may have under the following laws, including any and all amendments thereto and all regulations issued thereunder, that may lawfully be released: the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Equal Pay Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Affordable Care Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Florida Civil Rights Act, the Florida Whistleblower Act, and other federal, state, county, city, territorial, and local laws, rules, regulations, ordinances, executive orders, and the like pertaining to human rights, civil rights, labor, employment, wages and compensation, termination of employment, employment benefits, discrimination, harassment, retaliation, whistleblower retaliation, and wrongful termination;
iii.Any and all common law Claims, including, without limitation, Claims for wrongful discharge, other torts, assault, battery, emotional distress, defamation, libel, slander, fraud, negligent or intentional misrepresentation, or breach of contract, whether express or implied; and
iv.Any and all Claims arising under any other federal, state, county, city, territorial, or local constitutional, statutory, regulatory, or common laws not expressly referenced above (including, without limitation, laws prohibiting employment discrimination and retaliation or regulating employment or termination of employment), including, without limitation, any laws or regulations of the jurisdictions where Executive resides or works, or where any Releasees are subject to jurisdiction, and laws requiring employer notification prior to plant closings, mass layoffs, layoffs, and reductions in force.
v.This release of Claims applies to Claims that Executive knows about through and including the date of the signing of this Agreement. Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regard to the subject matter of this Agreement and the releases in this Paragraph 3, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Executive’s
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decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(b)Claims Not Released. Executive is not waiving any rights Executive may have to: (i) Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date, including the Company’s 401(k) plan, deferred compensation plan, and executive deferred compensation plan, if applicable; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; (v) any claims for indemnification or contribution with respect to any liability of the Company as a result of any willful misconduct or material breach of fiduciary duties by Executive; (vi) indemnification under the by-laws of the Company or any of its affiliates, applicable law, or otherwise; and/or (vii) any claims that arise after the date of this Agreement.
(c)Government Agencies. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or a similar agency enforcing federal, state, or local laws. However, to the maximum extent permitted by law, Executive agrees that if an administrative claim is made to such an agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Executive from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the United States Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
4.Prior Claims. Executive acknowledges that Executive has not suffered any on-the-job injury or illness for which Executive has not already filed a claim. Other than worker’s compensation claims that Executive has already filed prior to signing this Agreement and any whistleblower claims or complaints filed with the United States Securities and Exchange Commission or other government agency or entity, Executive acknowledges
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and represents that, as of the date of the execution of this Agreement, Executive has not brought any claim against the Company or any of the Releasees. Executive acknowledges and represents that Executive has not assigned any claim against the Company or any of the Releasees to any third party. The Company acknowledges and agrees that the Company has no known claims against Executive whether relating to Executive’s employment or otherwise.
5.Sufficiency of Consideration. Executive acknowledges that the Separation Benefits specified in this Agreement represent sufficient consideration for Executive’s release of claims and the other covenants contained in this Agreement. Executive further acknowledges that in the absence of this Agreement, Executive would not be entitled to, among other things, the Separation Benefits that are not Accrued Benefits. Executive expressly acknowledges that the Separation Benefits and other agreements by the Company provided for in this Agreement exceed, supersede, and extinguish any amount, if any, to which Executive may be entitled under any verbal or written offer letter or employment agreement, any employment or personnel policies, procedures, handbooks, plans, or practices utilized by the Company or its affiliates, or any other legal obligation which the Company or its affiliates may have to Executive (except those obligations set forth in this Agreement). Executive also acknowledges that any monetary or other benefits which Executive may have earned or accrued or to which Executive may have been entitled prior to Executive’s execution of this Agreement, either have been paid or have been released, waived, or settled by Executive pursuant to this Agreement.
6.Non-Admission of Liability. The Company has entered into this Agreement with Executive to effect a mutually acceptable termination of Executive’s employment with the Company. This Agreement and the Separation Benefits are not intended to be, shall not be construed as, and are not, an admission or concession by the Releasees of any wrongdoing or illegal or actionable acts or omissions. The Releasees expressly deny that they engaged in any wrongdoing or illegal or actionable acts or omissions.
7.Release of Age-Related Claims: Period for Review and Revocation.
(a)Executive understands that Executive has been given a period of twenty-one (21) calendar days to review and consider this Agreement, unless pursuant to 29 C.F.R. § 1625.22(e)(6), and if indicated by Executive’s signature below, Executive knowingly and voluntarily waives the twenty-one (21) calendar day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i). Executive further understands that Executive may take as much or as little of this 21-day period of time to consider this Agreement as Executive wishes, before deciding whether to sign this Agreement.
(b)Executive may revoke Executive’s acceptance of this Agreement within the seven (7) calendar day period after Executive has signed it if Executive so desires (the “Revocation Period”). Any revocation must be in writing, must be directed to Denise Haeggberg, Chief Human Resources Officer, and must be mailed to 7812 Palm Parkway, Orlando, Florida 32836, or emailed to
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denise.haeggberg@mvwc.com. If the revocation is mailed, it must be postmarked within the Revocation Period. This Agreement will become effective and binding on the parties on the eighth (8th) calendar day after it is signed, provided that Executive has not revoked Executive’s acceptance of it in accordance with the procedures set forth herein.
8.Advised to Consult with Attorney. Executive is hereby advised to consult with an attorney of Executive’s own choosing before signing this Agreement. Executive understands that whether to do so is Executive’s decision, and that Executive has had adequate opportunity to so consult, and that Executive has been given all time periods required by law to consider this Agreement.
9.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, as well as their heirs, executors, administrators, representatives, agents, successors, and assigns. This Agreement, including without limitation the post-employment Non-Competition Requirements set forth in Paragraph 24, may be assigned by the Company to any successor, parent, affiliate, or purchaser or acquirer of all or substantially all of the Company’s business, equity, or assets, and shall be enforceable by any such successor or acquirer.
10.Arbitration. Other than as provided in Paragraph 22, any controversy, dispute, or claim arising out of or related to this Agreement or its enforceability shall be finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the JAMS Comprehensive Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Services (“JAMS”).
11.Confidentiality. Executive represents and agrees that Executive will not disclose the terms of the negotiations leading up to this Agreement, to any persons, except (a) to Executive’s spouse, registered domestic partner, tax advisor, and/or an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement, provided that Executive informs each such person of this confidentiality obligation, each such person agrees to be bound to its terms, and Executive shall be responsible for any violation of the terms of this Paragraph by any of those persons; (b) to any federal, state, or local government agency, including but not limited to the National Labor Relations Board, Occupational Safety and Health Administration, or United States Equal Employment Opportunity Commission; and (c) to the extent required by a subpoena or court order or otherwise required by law.
12.Confidential Information. Executive acknowledges that Executive received and had access to Confidential Information (as defined below) of the Company and its affiliates through the Termination Date and that such Confidential Information is a special, valuable, and unique asset belonging to the Company and its affiliates. Without limiting Executive’s continuing obligations under any existing confidentiality agreement, and in
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recognition of Executive’s legal obligations and the consideration set forth in this Agreement, Executive agrees to and acknowledges the following:
(a)Executive shall not disclose to any third person or use for the direct or indirect benefit of any person or entity other than the Company or its affiliates any Confidential Information without the Company’s express written consent, unless such Confidential Information has been previously disclosed to the public by the Company or its affiliates or is in the public domain (other than by reason of Executive’s breach of this Paragraph). “Confidential Information” includes, but is not limited to, trade secrets; customer lists and details of contracts with or requirements of customers; the identity of any owner of a managed property; information relating to any current, past, or prospective management agreement or joint venture; information pertaining to business methods, sales plans, design plans, and strategies; management organization, computer systems or software, operating policies or manuals, personnel records, or information; information relating to current, past, or contemplated employee benefits or compensation data or strategies; business, financial, development, or marketing plans; or manpower strategies or plans, financial records, or other financial, commercial, business, or technical information relating to the Company or its affiliates. Confidential Information does not include Executive’s own compensation, hours, schedule, and terms and conditions of employment.
(b)As of the Termination Date: (i) Executive has returned to the Company, and has not retained any originals or any copies of, all documents, records, or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); and (ii) Executive has not disclosed any Confidential Information or Confidential Materials to any person or entity (other than the Company or its affiliates) without the express written authorization of an authorized officer of the Company.
(c)Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its affiliates, predecessors, successors, or assigns that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between Executive and the Company or any of its affiliates or any policy of the Company or any of its affiliates is intended to
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conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(d)Nothing in this Agreement or any other agreement between Executive and the Company or its affiliates or any policy of the Company or any of its affiliates shall prohibit or restrict either party or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any United States Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between Executive and the Company or any of its affiliates or any policy of the Company or any of its affiliates prohibits or restricts Executive or the Company or any of its affiliates from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(e)If Executive receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials, or any other information concerning the Company or its affiliates, or its or their current or former employees, officers, directors, shareholders, or agents, including but not limited to this Agreement and any information concerning this Agreement, Executive shall (i) within two (2) business days of the service or receipt of such subpoena or other request notify the Company in writing mailed to Marriott Vacations Worldwide Corporation, Law Department, 7812 Palm Parkway, Orlando, Florida 32836, and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral, and (ii) prior to making any such disclosure, Executive will take all reasonable steps to afford the Company the opportunity to attempt to obtain a court order to assure the confidential treatment of the Confidential Information or Confidential Materials or to prohibit or limit such disclosure.
13.Non-Solicitation. Without modifying or otherwise limiting Executive’s post-separation obligations under any existing lawful and valid agreement between Executive and the Company or its affiliates, and in recognition of Executive’s legal obligations and the consideration set forth in this Agreement, as permitted by applicable laws, during the one (1) year period commencing on the Termination Date, Executive agrees that Executive will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any person or entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company or the Company’s affiliates (including, without limitation, for this purpose any employee at director level or above and any
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General Manager of any resort or other property owned (in whole or in part) or managed by the Company or any of its affiliates); provided that general non-targeted advertisements shall not by itself be a violation of the covenants in this Paragraph 13.
14.Return of Company Property. Executive represents that, within not more than five (5) business days following the Termination Date, Executive has returned, or will return, to the Company all property of the Company and any of its affiliates in Executive’s possession, custody, or control, including, without limitation, laptops, printers, scanners and accessories, disks, PDAs, keys, credit cards, access cards, records, documents, and files, and all copies and recordings thereof; provided, however, that Executive will be entitled to retain the cell phone currently assigned to her by the Company. For the avoidance of doubt, Executive will be permitted to (a) make a copy and maintain, but shall not delete from the Company’s systems, Executive’s contacts and Executive’s calendar to the extent Executive’s contacts and calendar do not contain Confidential Information and (b) have personal items downloaded for her personal use, and provided to her, by the Company. Executive affirms that, as of the Termination Date, Executive is in possession of all of Executive’s property Executive had at the Company’s premises and that neither the Company nor any of its affiliates is in possession of any of Executive’s property.
15.Noninterference. Where permitted by applicable law, and without modifying or otherwise limiting Executive’s post-separation obligations under any existing lawful and valid agreement between Executive and the Company or any of its affiliates, and in recognition of Executive’s legal obligations and the consideration set forth in this Agreement, during the one (1) year period following the Termination Date, solely with respect to matters of which Executive is aware on or before the Termination Date, Executive shall not: (a) solicit or attempt to take away or to sever from the Company or any of its affiliates the business or goodwill of any individuals or entities who are customers or clients of the Company or the Company’s parent companies, subsidiaries, affiliates, successors, and assigns; or (b) take or omit to take any action or actions that are intended to or actually cause or encourage any person or prospective entity with which the Company or any of its affiliates intends to enter into, a business relationship or intends to acquire (or any agent or affiliate thereof) to fail to enter into the contemplated business relationship, or complete the contemplated acquisition. Notwithstanding the foregoing, general solicitations of customers in the context of a non-competitive business shall not by itself be a breach of this Paragraph 15. Without limiting the generality of the foregoing, Executive agrees not to pursue on Executive’s behalf or on behalf of any other person or entity, or otherwise to interfere with the pursuit by the Company or any of its affiliates of, any business relationship, transaction, merger, or acquisition pending or contemplated by the Company or any of its affiliates, of which Executive was aware on or before the Termination Date.
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16.Future Cooperation. Executive will comply with all reasonable requests from any Releasee for assistance and/or information in connection with any matters relating to the duties and responsibilities of Executive’s employment, including without limitation, consulting with any employees in connection with the transition of ongoing matters, consulting with attorneys of any Releasee and/or appearing as a witness in connection with any dispute, controversy, action, or proceeding of any kind, and being available to attorneys of Releasees in advance of witness appearances for purposes of preparation upon the request of the Company and with reasonable advance notification without the need for the Company to issue a subpoena. In connection with any of Executive’s cooperation efforts mandated by this Paragraph after the Termination Date, Executive shall be entitled to receive reasonable reimbursement or compensation and reasonable travel and other out of pocket expenses, provided that those expenses are submitted pursuant to and are in conformance with the Company’s then-applicable policy relating to expense reimbursement.
17.Non-Disparagement. Prior to and after the Termination Date, Executive agrees not to engage in any act or to make any false or maliciously disparaging statement (written or oral, including on social media and other online platforms), directly or indirectly, that is intended, or may reasonably be expected, to harm the reputation, business, or operations of the Company or the Company’s affiliates, successors, and assigns and their respective customers, employees, officers, or directors. As soon as reasonably practical but in any event by no later than the day after the Termination Date, the Company shall instruct each of its directors and executive officers to not make any false or maliciously disparaging statement (written or oral, including on social media and other online platforms) that is intended to harm the reputation of Executive. Notwithstanding the foregoing, the parties understand that nothing herein shall be construed to prevent or restrict any party from responding truthfully to questions or requests as part of an inquiry conducted by a court, government or law enforcement agency or in response to a subpoena or as otherwise required by law, or as otherwise expressly provided for in this Agreement.
18.Press and Media Announcements. Executive shall not make any statements, whether oral or written, to the press or other media outlets (including, but not limited to, the press or other media outlets using any social media or other online platforms) regarding the Company or its affiliates or Executive’s employment or termination of employment without express written consent and approval of the Company, except that this Paragraph shall not apply to any statements Executive is required or permitted to make by reason of law, regulation, or any judicial or other similar proceeding or order or to truthful statements made in response to direct questions or otherwise in connection with the performance of Executive’s duties to a subsequent employer or service recipient that are not intended, or could not reasonably be expected, to harm the reputation, business, or operations of the Company or the Company’s affiliates, successors, and assigns and their respective customers, employees, officers, or directors. This Paragraph is not intended to prohibit Executive from referencing Executive’s employment (e.g., job title, terms of employment, job duties, dates of employment, or accomplishments) with the Company
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on Executive’s personal social media platforms or to future employers or business partners.
19.Waiver and Amendment. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a waiver or bar of any right on any other occasion. This Agreement may not be modified in any manner, except by an instrument in writing signed by duly authorized representatives of the parties.
20.Choice of Law. This Agreement shall be governed by the laws of the State of Florida without giving effect to conflicts of law principles thereof and except that the interpretation and enforceability of the arbitration clause herein shall be governed by the Federal Arbitration Act.
21.Severability. If any term or provision of this Agreement is found by a court, arbitral authority, or governmental agency to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the parties; provided, however, that if any fundamental term or provision of this Agreement (including without limitation the General Release in Paragraph 3(a)), is invalid, illegal, or unenforceable, the remainder of this Agreement shall be unenforceable, Company shall be released from any obligations under Paragraph 2 of this Agreement (excluding any obligations that relate to accrued benefits), and Executive shall be obligated to immediately repay to Company any payments and benefits received by Executive pursuant to Paragraph 2 of this Agreement. The parties further agree that any such court, arbitral authority, or governmental agency is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law.
22.Injunctive Relief. Executive acknowledges and agrees that Paragraphs 11, 12, 13, 15, 16, 17, 18, and 24 (if elected) of this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of such Paragraphs will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) in a court of law restraining Executive from committing any violation of the covenants and obligations contained in Paragraphs 11, 12, 13, 15, 16, 17, 18, and 24 (if elected). These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The ability to seek such relief in a court of competent jurisdiction is consistent with, and shall not be construed as being limited by,
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any language in any associate dispute resolution agreement previously signed by Executive.
23.Entire Agreement. This Agreement is the entire Agreement between Executive and the Company regarding the subjects addressed in this document, and this Agreement supersedes and cancels any other agreements, arrangements, obligations, or understandings between Executive and the Company or any of its parents or subsidiaries or their affiliates, provided, however, that the terms of any (i) lawful and valid confidentiality, non-disclosure, non-competition, non-solicitation, intellectual property, dispute resolution, or similar agreement; (ii) arbitration agreement; and (iii) applicable stock option, restricted stock, or restricted stock unit agreement(s) or plan, shall survive this Agreement, and Executive and the Company and its affiliates shall continue to be bound to the terms and conditions stated therein.
24.Post-Employment Non-Competition Requirements. Executive acknowledges that Executive’s eligibility to receive the Separation Benefits described in Paragraph 2(b) is expressly conditioned upon Executive’s agreement to, and continued compliance with, the following post-employment non-competition requirements (the “Non-Competition Requirements”).
(a)To the fullest extent permitted by the rules of professional conduct to which Executive is subject, for a continuous period of twelve (12) months commencing on the Termination Date, for whatever reason, Executive will not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, a Competing Business. For purposes hereof, a “Competing Business” is a person, business entity, or organization that is in the business of or is engaged, in whole or in part, either alone or together with its affiliates or related entities, in the development, sale, and/or management of timeshare or vacation ownership properties or vacation ownership products as part of the Travel and Leisure, Hilton Grand Vacations, or Disney Vacation Club businesses (or any successors thereto). The Non-Competition Requirements set forth in this Paragraph 24 are assignable and enforceable by the Company’s successors and assigns in accordance with Paragraph 9 of this Agreement.
(b)Notwithstanding subsection (a) immediately above, it will not be a violation of this Paragraph 24 for Executive to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.
(c)Executive warrants, acknowledges, and agrees that (i) the non-competition restrictions contained in this Paragraph 24 are necessary to protect the Company and its affiliates, they are reasonable and narrowly tailored, and they do not restrict Executive’s ability to obtain employment or earn a living following Executive’s employment with the Company, (ii) Executive willingly, voluntarily,
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and knowingly is entering into this Agreement subject to the reasonable, post-employment restrictions contained in this Paragraph 24, and (iii) entering into this Agreement does not constitute a breach of any contract or legal obligation with or to any third party.
(d)Notwithstanding the provisions of this Agreement or any other agreements entered into between Executive and the Company or its affiliates, Executive shall not be deemed to be “Engaging in Competition” (or any other phrase or term of similar import) to the extent Executive is (a) not engaging in or with a business that does not primarily relate to the business of timeshares or exchange companies or (b) serving on a Board, so long as Executive complies with her confidentiality obligations and the appointment does not violate the Clayton Act.
25.Right to Offset. In the event Executive violates any of the terms or conditions of this Agreement, the Company will have the right, in addition to and not in lieu of any other rights at law or in equity, to offset the amount of any damages caused by such breach or violation against any sums due or to become due to Executive under the terms of this Agreement.
26.Code Section 409A. The terms of this Agreement and the Separation Benefits payable under this Agreement shall be construed and paid in such a manner as necessary to fall within the applicable exemptions of Section 409A of the Internal Revenue Service Code of 1986, as amended and as provided under Treasury Regulation Section 1.409A-1, et seq. (“Section 409A”). To the extent any amounts payable under this Agreement become subject to Code Section 409A and applicable guidance issued thereunder, this Agreement shall be construed, and benefits paid hereunder, as necessary to comply with such Code section and such guidance; provided, however, that in no event shall the Company or any of its parent companies, subsidiaries, or affiliates (or any of their predecessors or successors) be liable for any additional tax, interest, or penalty that may be imposed on Executive pursuant to Section 409A. For purposes of Section 409A, each (if any) installment payment provided under this Agreement shall be treated as a separate payment.
27.EXECUTIVE ACKNOWLEDGMENTS. Executive acknowledges that:
(a)Executive has read this Agreement;
(b)Executive has been advised to consult an attorney regarding this Agreement;
(c)Executive fully understands the terms of this Agreement;
(d)Executive has taken sufficient time to consider this Agreement;
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(e)Executive is voluntarily entering into this Agreement of Executive’s own free will;
(f)This Agreement contains a release of all known and unknown claims and a restriction on release of Confidential Information and Confidential Materials;
(g)No promises or agreements of any kind have been made to or with Executive, other than those set forth in this Agreement, to cause Executive to sign this Agreement; and
(h)Executive acknowledges and agrees that Executive has been provided sufficient consideration by the Company for Executive’s promises, duties, obligations, and responsibilities hereunder and, further, that Executive would not otherwise be entitled to receive such consideration if Executive did not enter into this Agreement.
To be effective, one executed original of this Agreement must be returned to the attention of Denise Haeggberg, Chief Human Resources Officer, by mail to 7812 Palm Parkway, Orlando, Florida 32836, or email to denise.haeggberg@mvwc.com before the close of business on the twenty-second (22nd) day following the date of this Agreement’s presentation to Executive.
Company
MVW Services Corporation
By:      /s/ Jason P. Marino
Name: Jason P. Marino
Title:      Vice President
Dated:      7/19/2026

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Executive Signature
Instructions: If you are electing to receive the additional benefit in Paragraph 2(b), please execute Option A below. If you are not electing to receive the additional benefit, please execute Option B below. YOU CAN ONLY CHOOSE ONE OR THE OTHER, NOT BOTH.
Option A – Election to Receive Additional Benefit in Paragraph 2(b)-(f)
Instructions: If Executive elects to agree to the Non-Competition Requirements set forth in Paragraph 24 and, therefore, receive the additional benefit described in Paragraph 2(b)-(f), Executive should sign below.
I, Lori Gustafson, acknowledge that I have been given at least twenty-one (21) calendar days (unless as waived below) to consider the terms contained herein and that I have seven (7) calendar days after signing this Agreement in which to revoke my acceptance hereof. I also acknowledge that I have been advised to consult with an attorney prior to signing this Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Agreement, including the Non-Competition Requirements set forth in Paragraph 24, without reservation and fully understand all of its terms, including that I will be entitled to receive the additional benefit in Paragraph 2(b)-(f).
ACCEPTED AND AGREED:
/s/ Lori Gustafson                 7/20/2026
Signature of Lori Gustafson Date
Option B – Election NOT to Receive Additional Benefit in Paragraph 2(b)-(f)
Instructions: If Executive elects not to agree to the Non-Competition Requirements set forth in Paragraph 24 and, therefore, NOT receive the additional benefit described in Paragraph 2(b), Executive should sign below.
I, Lori Gustafson, acknowledge that I have been given at least twenty-one (21) calendar days (unless as waived below) to consider the terms contained herein and that I have seven (7) calendar days after signing this Agreement in which to revoke my acceptance hereof. I also acknowledge that I have been advised to consult with an attorney prior to signing this Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Agreement, with the exception of the Non-Competition Requirements set forth in Paragraph 24, without reservation and fully understand all of its terms, including that I will not be entitled to receive the additional benefit in Paragraph 2(b)-(f).
ACCEPTED AND AGREED:

Signature of Lori Gustafson Date
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Waiver of Twenty-One (21) Calendar Day Period
Instructions: Regardless of whether Executive elects or does not elect to agree to the Non-Competition Requirements set forth in Paragraph 24, Executive must sign this section if Executive chooses to waive the twenty-one (21) calendar day pre-execution consideration period.
Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) calendar day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i).
ACCEPTED AND AGREED:
/s/ Lori Gustafson                 7/20/2026
Signature of Lori Gustafson Date
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